EXHIBIT 11

                       Service Systems International, Ltd.
                         Computation of Per-Share Income
                              Treasury Stock Method
                            As Modified for 20% Test

                                                   PERIOD ENDED NOVEMBER 30, 2000
                                                           THREE MONTHS

Weighted average number of shares outstanding               22,307,523
                                                            ----------


Total common and common equivalent shares                   22,307,523
                                                            ==========


Net income (loss) for the period                            $ (489,633)
                                                            ==========





Total common and common equivalent shares                   22,206,712
                                                            ==========


Loss per common and common equivalent shares                $    (0.04)
                                                            ==========



Earnings per share:

The earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation if their effect would be anti-dilutive.